Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Wintergreen Acquisition Corp.

We consent to the inclusion in the Registration Statement on Form S-4 dated April 16, 2026 of Wintergreen Acquisition Corp. (the “Company”) of our report dated on February 27, 2026, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations, and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2025 and for the period from April 29, 2024 (inception) through December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 16, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us